                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 1)*

                            Bristol Hotels & Resorts
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  110041-10-0

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                            Robert A. Profusek, Esq.
                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 326-3800

--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                February 28, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the reporting person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box -TM-.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


--------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 pages

 -----------------------------------------                 ---------------------
 CUSIP NO. 110041-10-0                           13D         Page 2of 17 Pages
 ----------------------------------------- --------------- ---------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             United/Harvey Holdings, L.P.  75-2567649
 -------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/
 -------------------------------------------------------------------------------
     3       SEC USE ONLY

 -------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
 -------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
 -------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
 -------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                                                          0
 OWNED BY
 EACH REPORTING
 PERSON WITH
                           -----------------------------------------------------
                              8     SHARED VOTING POWER

                                    Common Stock                       7,065,438
                           -----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                                                       0
                           -----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    Common Stock                       7,065,438
 -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        7,065,438
 -------------------------------------------------------------------------------

     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
 -------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        39.90%
 -------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             PN
 -------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 17 pages

 -----------------------------------------                ----------------------
 CUSIP NO. 110041-10-0                          13D         Page 3 of 17 Pages
 ----------------------------------------- -------------- ----------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Hampstead Genpar, L.P.  75-2529929
 -------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/
 -------------------------------------------------------------------------------
     3       SEC USE ONLY
 -------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
 -------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
 -------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
 -------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                                                          0
 OWNED BY
 EACH REPORTING
 PERSON WITH
                           -----------------------------------------------------
                              8     SHARED VOTING POWER

                                    Common Stock                       7,065,438

                           -----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                                                       0
                           -----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    Common Stock                       7,065,438
 -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        7,065,438
 -------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
 -------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        39.90%
 -------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             PN
 -------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 17 pages

 -----------------------------------------                ----------------------
 CUSIP NO. 110041-10-0                          13D         Page 4 of 17 Pages
 ----------------------------------------- -------------- ----------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             HH Genpar Partners  75-2462315
 -------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/
 -------------------------------------------------------------------------------
     3       SEC USE ONLY
 -------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
 -------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
 -------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
 -------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                                                          0
 OWNED BY
 EACH REPORTING
 PERSON WITH
                           -----------------------------------------------------
                              8     SHARED VOTING POWER

                                    Common Stock                       7,065,438
                           -----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                                                       0
                           -----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    Common Stock                       7,065,438
 -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        7,065,438
 -------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
 -------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        39.90%
 -------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             PN
 -------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 17 pages

 -----------------------------------------                ----------------------
 CUSIP NO. 110041-10-0                          13D         Page 5 of 17 Pages
 ----------------------------------------- -------------- ----------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Hampstead Associates, Inc.  75-2257159
 -------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/
 -------------------------------------------------------------------------------
     3       SEC USE ONLY
 -------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
 -------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
 -------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
 -------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                                                          0
 OWNED BY
 EACH REPORTING
 PERSON WITH
                           -----------------------------------------------------
                              8     SHARED VOTING POWER

                                    Common Stock                       7,065,438
                           -----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                                                       0
                           -----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    Common Stock                       7,065,438
 -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        7,065,438
 -------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
 -------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        39.90%
 -------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             CO
 -------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 17 pages

 -----------------------------------------                ----------------------
 CUSIP NO. 110041-10-0                          13D         Page 6 of 17 Pages
 ----------------------------------------- -------------- ----------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             RAW Genpar, Inc.  75-2462326
 -------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/
 -------------------------------------------------------------------------------
     3       SEC USE ONLY
 -------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
 -------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
 -------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
 -------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                                                          0
 OWNED BY
 EACH REPORTING
 PERSON WITH
                           -----------------------------------------------------
                              8     SHARED VOTING POWER

                                    Common Stock                       7,065,438
                           -----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                                                       0
                           -----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    Common Stock                       7,065,438
 -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        7,065,438
 -------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
 -------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        39.90%
 -------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             CO
 -------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 17 pages

 -----------------------------------------                ---------------------
 CUSIP NO. 110041-10-0                           13D         Page 7of 17 Pages
 ----------------------------------------- --------------- ---------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             InMed, Inc.  75-2295584
 -------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/
 -------------------------------------------------------------------------------
     3       SEC USE ONLY
 -------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
 -------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
 -------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
 -------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                                                          0
 OWNED BY
 EACH REPORTING
 PERSON WITH
                           -----------------------------------------------------
                              8     SHARED VOTING POWER

                                    Common Stock                       7,065,438
                           -----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                                                       0
                           -----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    Common Stock                       7,065,438
 -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        7,065,438
 -------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
 -------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        39.90%
 -------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             CO
 -------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 17 pages

 -----------------------------------------                ----------------------
 CUSIP NO. 110041-10-0                          13D         Page 8 of 17 Pages
 ----------------------------------------- -------------- ----------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Donald J. McNamara
 -------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/
 -------------------------------------------------------------------------------
     3       SEC USE ONLY
 -------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
 -------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
 -------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
 -------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                                                          0
 OWNED BY
 EACH REPORTING
 PERSON WITH
                           -----------------------------------------------------
                              8     SHARED VOTING POWER

                                    Common Stock                       7,065,438
                           -----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                                                       0

                           -----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    Common Stock                       7,065,438
 -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        7,065,438
 -------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
 -------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        39.90%
 -------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
 -------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 17 pages

 -----------------------------------------                ----------------------
 CUSIP NO. 110041-10-0                          13D         Page 9 of 17 Pages
 ----------------------------------------- -------------- ----------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Robert A. Whitman
 -------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/
 -------------------------------------------------------------------------------
     3       SEC USE ONLY
 -------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
 -------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
 -------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
 -------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                                                          0
 OWNED BY
 EACH REPORTING
 PERSON WITH
                           -----------------------------------------------------
                              8     SHARED VOTING POWER

                                    Common Stock                       7,065,438
                           -----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                                                       0
                           -----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    Common Stock                       7,065,438
 -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        7,065,438
 -------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
 -------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        39.90%
 -------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
 -------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 17 pages

 -----------------------------------------               -----------------------
 CUSIP NO. 110041-10-0                         13D         Page 10 of 17 Pages
 ----------------------------------------- ------------- -----------------------
     1       NAME OF REPORTING PERSONS

             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Daniel A. Decker
 -------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/
 -------------------------------------------------------------------------------
     3       SEC USE ONLY
 -------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
 -------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
 -------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
 -------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                                                          0
 OWNED BY
 EACH REPORTING
 PERSON WITH
                           -----------------------------------------------------
                              8     SHARED VOTING POWER

                                    Common Stock                       7,065,438
                           -----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                                                       0
                           -----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    Common Stock                       7,065,438
 -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        7,065,438
 -------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
 -------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        39.90%
 -------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
 -------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 17 pages

                         AMENDMENT NO. 1 TO SCHEDULE 13D

                  This Amendment No. 1 ("Amendment No. 1") relates to the statement on Schedule 13D (the "Schedule 13D") with respect to the shares of Common Stock, par value $.01 per share (the "Shares"), of Bristol Hotels & Resorts, a Delaware corporation (the "Company"), as previously filed by (i) United/Harvey Holdings, L.P., a Delaware limited partnership ("Holdings");
(ii) Hampstead Genpar, L.P., a Delaware limited partnership ("Hampstead");
(iii) HH Genpar Partners, a Texas general partnership ("HH Genpar");
(iv) Hampstead Associates, Inc., a Texas corporation ("Associates") ;
(v) RAW Genpar, Inc., a Texas corporation ("RAW Genpar") ;
(vi) InMed, Inc., a Texas corporation ("InMed") ; (vii) Donald J. McNamara;
(viii) Robert A. Whitman; and (ix) Daniel A. Decker. Each of Messrs. McNamara, Whitman and Decker is a United States citizen. Holdings, Hampstead, HH Genpar, Associates, RAW Genpar, InMed and Messrs. McNamara, Whitman and Decker are referred to herein collectively as the "Reporting Persons."

                  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D. Items 4, 5, 6 and 7 of the
Schedule 13D are amended and supplanted as follows:

ITEM 4.  PURPOSE OF TRANSACTION.

                  According to the Solicitation/Recommendation Statement on
Schedule 14D-9 filed on March 6, 2000 by the Company (the "Schedule 14D-9"), the Company has entered into an Agreement and Plan of Merger, dated as of February 28, 2000 (the "Merger Agreement"), with Bass PLC (the "Parent") and its indirect, wholly owned subsidiary BHR North America, Inc. (the "Purchaser"). The Merger Agreement is filed as Exhibit 1 to the Schedule 14D-9. Pursuant to the Merger Agreement, among other things, the Purchaser will commence a cash tender offer to acquire all of the outstanding Shares for $9.50 per Share.

                  In connection with the Merger Agreement, Holdings entered into a stockholder agreement, of even date therewith (the "Stockholder Agreement"), with the Parent and the Purchaser, which provides for, among other things, Holdings to tender its Shares and to vote its Shares in favor of approval of the Merger Agreement. The Stockholder Agreement is attached as Exhibit 5 hereto and is incorporated herein by reference.

                  Except as indicated above, the information set forth in Item 4 of the Schedule 13D remains unchanged.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

                  Due to the arrangements made by and among Holdings, the Parent and the Purchaser in the Stockholder Agreement, the Parent and the Purchaser may have a beneficial ownership interest in the Shares that are beneficially owned by the Reporting Persons.

                  Except as indicated above, the information set forth in Item 5 of the Schedule 13D remains unchanged.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  As described in Item 4 hereof, in connection with the Merger Agreement, Holdings entered into the Stockholder Agreement, which is attached as
Exhibit 5 hereto and is incorporated herein by reference.


                              Page 11 of 17 pages

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

                  The following Exhibit is filed herewith:

                  5. Stockholder Agreement, dated as of February 28, 2000, by and among Holdings, the Parent and the Purchaser.


                              Page 12 of 17 pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  March 9, 2000

                                UNITED/HARVEY HOLDINGS, L.P.

                                By:   Hampstead Genpar, L.P.
                                      Its General Partner

                                      By:  HH Genpar Partners
                                           Its General Partner

                                           By:   Hampstead Associates, Inc.
                                                 Its Managing General Partner

                                                 By: /s/ Daniel A. Decke
                                                    --------------------------
                                                    Daniel A. Decke
                                                    Executive Vice President

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  March 9, 2000


                             HAMPSTEAD GENPAR, L.P.

                             By: HH Genpar Partners
                                 Its General Partner

                                 By:  Hampstead Associates, Inc.
                                      Its Managing General Partner

                                      By: /s/ Daniel A. Decker
                                         -----------------------
                                         Daniel A. Decker
                                         Executive Vice President


                              Page 13 of 17 pages

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  March 9, 2000

                                             HH GENPAR PARTNERS

                                             By:   Hampstead Associates, Inc.
                                                   Its Managing General Partner

                                                   By: /s/ Daniel A. Decker
                                                        ------------------------
                                                        Daniel A. Decker
                                                        Executive Vice President

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  March 9, 2000

                                             HAMPSTEAD ASSOCIATES, INC.

                                             By:  /s/ Daniel A. Decker
                                                  ------------------------------
                                                  Daniel A. Decker
                                                  Executive Vice President

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  March 9, 2000

                                             INMED, INC.

                                             By:  /s/ Daniel A. Decker
                                                  -----------------------------
                                                  Daniel A. Decker
                                                  President


                              Page 14 of 17 pages

                  After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of him and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Robert A. Whitman and Daniel A. Decker.

Date:  March 9, 2000
                                                  /s/ Donald J. McNamara
                                                  ------------------------------
                                                  Donald J. McNamara

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara and Robert A. Whitman.

Date:  March 9, 2000
                                                  /s/ Daniel A. Decker
                                                  ------------------------------
                                                  Daniel A. Decker


                              Page 15 of 17 pages

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  March 9, 2000

                                             RAW GENPAR, INC.

                                             By:  /s/ Robert A. Whitman
                                                  ------------------------------
                                                  Robert A. Whitman
                                                  President

                  After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of him and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara and Daniel A. Decker.

Date:  March 9, 2000
                                                  /s/ Robert A. Whitman
                                                  ------------------------------
                                                  Robert A. Whitman


                              Page 16 of 17 pages

                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION

5.                Stockholder Agreement, dated as of February 28, 2000, by and among Holdings, the Parent and the Purchaser.


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